Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham, 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER FINANCIAL COMMENCES EXCHANGE OFFER FOR

8.50% SERIES A CONVERTIBLE PREFERRED STOCK AND 7.65% TRUST PREFERRED SECURITIES

WATERBURY, Conn., May 28, 2009 – Webster Financial Corporation (NYSE: WBS) today commenced an offer to exchange shares of its Series A Convertible Preferred Stock for shares of its common stock plus a cash payment and Webster Capital Trust IV Trust Preferred Securities for shares of its common stock.

Successful completion of the exchange offer will fortify the composition of Webster’s capital structure by improving its Tier 1 common and tangible common equity ratios, and will reduce the dividend and coupon expense associated with the securities exchanged, increasing Webster’s ability to generate capital internally. This exchange is a meaningful component of Webster’s comprehensive capital management plan and is an efficient means of raising tangible common equity. This exchange is not expected to materially impact Webster’s regulatory capital ratios. Webster has included both the convertible preferred stock and the trust preferred securities in the exchange offer, allowing a broad cross-section of security holders to benefit from the increased liquidity that the transaction presents.

For each share of convertible preferred stock accepted in accordance with the terms of the exchange offer, Webster will issue 35.8046 shares of common stock, plus pay $350.00 in cash. For each share of trust preferred securities accepted for exchange, Webster will issue shares of common stock equal to the quotient of $650.00 divided by the average volume weighted average price of Webster’s common stock during the five trading days beginning on Tuesday, June 16, 2009 and ending Monday, June 22, 2009 (the “Average VWAP”). The Average VWAP and the total number of shares to be issued will be announced in a press release before the opening of NYSE trading on Tuesday, June 23, 2009. This information also will be available at http://www.gbsc-usa.com/Webster and from Global Bondholder Services Corporation, the information agent.

The amount of securities ultimately accepted by Webster in the exchange offer is limited by U.S. Treasury restrictions on the utilization of cash in the repurchase of capital securities in connection with the U.S. Treasury’s $400 million preferred stock investment in Webster and NYSE rules. The U.S. Treasury has approved the use of up to $59 million cash as payment by Webster to the convertible preferred stockholders in accordance with the terms of the exchange offer, which will result in the aggregate amount of convertible preferred stock that Webster can exchange being $168.5 million. Under certain conditions, NYSE rules restrict the issuance of common stock in an unregistered offering to below 20% of its current issued and outstanding shares. Accordingly, the aggregate number of Webster’s common shares issued in the exchange offer for the trust preferred securities will not be greater than 10,531,135 shares. If the offering is over-subscribed, Webster will accept the convertible preferred stock and/or the trust preferred securities on a prorated basis.

The exchange offer will expire at 11:59 p.m., EDT, on Wednesday, June 24, 2009, unless extended or earlier terminated by Webster. Securities that are tendered may be withdrawn at any time prior to this date. To receive the consideration in the exchange offer, holders must validly tender and not withdraw their securities prior to the expiration date. Webster will pay the consideration promptly after the expiration date.

J.P. Morgan Securities Inc. and Barclays Capital Inc. are acting as Webster’s financial advisors in connection with the exchange offer. They have not been retained to, and will not, solicit acceptances of the exchange offer or make any recommendations to holders with respect thereto.

The complete terms and conditions of the exchange offer are set forth in the Offer to Exchange and Letter of Transmittal that are being sent to holders of the convertible preferred stock and trust preferred securities. Holders are urged to read the exchange offer documents carefully. Copies of the Offer to Exchange and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the information agent and exchange agent for the exchange offer, at toll-free: 866-540-1500 or 212-430-3774. The Offer to Exchange, Letter of Transmittal and other related documents also will be filed with the Securities and Exchange Commission on Schedule TO and may be obtained for free at the Securities and Exchange Commission’s website, http://www.sec.gov.

This press release is neither an offer to purchase nor a solicitation to buy any shares of the convertible preferred stock and trust preferred securities, nor is it a solicitation for acceptance of the exchange offer. Webster is making the exchange offer only by, and pursuant to the terms of, the Offer to Exchange and the related Letter of Transmittal. The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Webster or its affiliates, the exchange agent, the information agent or financial advisors are making any recommendation as to whether or not holders should tender their shares of convertible preferred stock and trust preferred securities in connection with the exchange offer.

Forward-looking statements

This press release may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster Financial Corporation previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on the company’s financial position and results of operations. Except as required by law, Webster does not undertake to update any such forward looking statements.

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.3 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster investor relations website at www.wbst.com